Exhibit 99.1

For Immediate Release

September 3, 2014 – Intervest Bancshares Corporation Announces Repurchase of Outstanding TARP Warrant

NEW YORK, N.Y., - Intervest Bancshares Corporation (the “Company”) (Nasdaq: IBCA), the holding company for Intervest National Bank, announced today that it has repurchased the warrant that had been issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program. The Company paid Treasury $2,892,066 to repurchase the warrant, which has been cancelled. The Company had originally issued the warrant, which permitted Treasury to purchase up to 691,882 shares of the Company’s common stock at an exercise price of $5.42 per share, on December 23, 2008. The Company repurchased all of the shares of TARP preferred stock in June and August of 2013. With the repurchase of the warrant, there are no other investments from the Company’s participation in TARP that remain outstanding.

About Intervest Bancshares Corporation:

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. Reference is made to IBC’s filings with the SEC for additional information, including a discussion of risks and uncertainties regarding its business.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
Phone: 212-218-2800 Fax: 212-218-2808